EXHIBIT 22†

List of Guarantor Subsidiaries and Issuers of Guaranteed Securities

As of December 31, 2025, Smurfit Westrock plc (“Parent”), an Irish public limited company and each of the subsidiaries listed below under the heading “Subsidiary Guarantors” have fully and unconditionally guaranteed on an unsecured, joint and several basis the debt securities listed below that were issued by the Parent’s wholly owned subsidiaries, Smurfit Kappa Treasury Unlimited Company (“SKT”) and Smurfit Westrock Financing Designated Activity Company (“SWF”), as identified below under the heading “Debt Securities”, pursuant to offerings registered under the Securities Act of 1933, as amended. In addition, SWF guarantees SKT’s obligations under the 5.200% senior green notes due 2030, 3.489% senior green notes due 2031, 5.438% senior green notes due 2034 and 5.777% senior green notes due 2054, and SKT guarantees SWF’s obligations under the 5.418% senior green notes due 2035 and 5.185% senior green notes due 2036.

Subsidiary Guarantors	State or other jurisdiction of incorporation or organization

Smurfit Kappa Acquisitions Unlimited Company	Ireland
Smurfit Kappa Group Limited	Ireland
Smurfit Kappa Investments Limited	Ireland
Smurfit Kappa Treasury Funding Designated Activity Company	Ireland
Smurfit International B.V.	Netherlands
Smurfit WestRock US Holdings Corporation	Delaware
WestRock Company	Delaware
WestRock MWV, LLC	Delaware
WestRock RKT, LLC	Georgia
WRKCo Inc.	Delaware

Debt Securities

5.200% senior green notes due 2030 issued by SKT
3.489% senior green notes due 2031 issued by SKT
5.438% senior green notes due 2034 issued by SKT
5.777% senior green notes due 2054 issued by SKT
5.418% senior green notes due 2035 issued by SWF
5.185% senior green notes due 2036 issued by SWF